                                                                EXHIBIT 4.2

===============================================================================






                                CREDIT AGREEMENT

                         DATED AS OF JANUARY 14, 1998,

                                 BY AND BETWEEN

              MEDICAL MANAGER CORPORATION, A DELAWARE CORPORATION

                                  AS BORROWER,

                                      AND

              BARNETT BANK, N.A., A NATIONAL BANKING ASSOCIATION,
                         AND ITS SUCCESSORS AND ASSIGNS

                                   AS LENDER






===============================================================================

                               TABLE OF CONTENTS

                                                                      PAGE


ARTICLE I - DEFINITIONS                                                  1
   SECTION 1.1.    Definitions.......................................    1
   SECTION 1.2.    General...........................................   11
   SECTION 1.3.    Other Definitions and Provisions..................   11

ARTICLE II - CREDIT FACILITY.........................................   11
   SECTION 2.1.    Loans.............................................   11
   SECTION 2.2.    Procedure for Advances of Loans...................   11
   SECTION 2.3.    Repayment of Loan.................................   12
   SECTION 2.4.    Commercial Revolving Line of Credit Note..........   13
   SECTION 2.5.    Optional Permanent Reduction of the Commitment....   13
   SECTION 2.6.    Termination of Credit Facility....................   13
   SECTION 2.7.    Use of Proceeds...................................   13

ARTICLE III - GENERAL LOAN PROVISIONS................................   14
   SECTION 3.1.    Interest..........................................   14
   SECTION 3.2.    Notice and Manner of Conversion or Continuation of
                   Loans.............................................   16
   SECTION 3.3.    Fees..............................................   17
   SECTION 3.4.    Manner of Payment.................................   17
   SECTION 3.5.    Crediting of Payments and Proceeds................   17
   SECTION 3.6.    Changed Circumstances.............................   18
   SECTION 3.7.    Indemnity.........................................   19
   SECTION 3.8.    Capital Requirements..............................   20
   SECTION 3.9.    Taxes.............................................   20

ARTICLE IV - CLOSING; CONDITIONS OF CLOSING AND BORROWING............   21
   SECTION 4.1.    Closing...........................................   21
   SECTION 4.2.    Conditions to Closing and Initial Loans...........   21
   SECTION 4.3.    Conditions to All Loans...........................   25

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BORROWER...............   25
   SECTION 5.1.    Representations and Warranties....................   26
   SECTION 5.2.    Survival of Representations and Warranties, etc. .   31

ARTICLE VI - FINANCIAL INFORMATION AND NOTICES.......................   31
    SECTION 6.1.   Financial Statements and Projections..............   31
    SECTION 6.2.   Officer's Compliance Certificate..................   32
    SECTION 6.3.   Notice of Litigation and Other Matters............   32

ARTICLE VII - AFFIRMATIVE COVENANTS..................................   33
    SECTION 7.1.   Preservation of Existence and Related Matters.....   33
    SECTION 7.2.   Maintenance of Property...........................   33



    SECTION 7.3.    Insurance........................................   33
    SECTION 7.4.    Accounting Methods and Financial Records.........   34
    SECTION 7.5.    Payment and Performance of Obligations...........   34
    SECTION 7.6.    Compliance With Laws and Approvals...............   34
    SECTION 7.7.    Environmental Management.........................   34
    SECTION 7.8.    Compliance with ERISA............................   34
    SECTION 7.9.    Compliance with Agreements.......................   35
    SECTION 7.10.   Conduct of Business..............................   35
    SECTION 7.11.   Visits and Inspections...........................   35
    SECTION 7.12.   New Subsidiaries.................................   35
    SECTION 7.13.   Dividends........................................   35
    SECTION 7.14.   Banking Relationship.............................   35
    SECTION 7.15.   Chief Executive Officer..........................   35
    SECTION 7.16.   Further Assurances...............................   35

ARTICLE VIII - FINANCIAL COVENANTS...................................   36
    SECTION 8.1.    Leverage Ratio...................................   36
    SECTION 8.2.    Minimum Tangible Net Worth.......................   36
    SECTION 8.3.    Capital Expenditures.............................   36

ARTICLE IX - NEGATIVE COVENANTS......................................   36
    SECTION 9.1.    Limitations on Debt..............................   36
    SECTION 9.2.    Limitations on Guarantees........................   37
    SECTION 9.3.    Limitations on Liens.............................   37
    SECTION 9.4.    Limitations on Loans, Advances, Investments and
                    Acquisitions.....................................   38
    SECTION 9.5.    Limitations on Mergers and Liquidation...........   39
    SECTION 9.6.    Restrictions on Sale of Assets, etc..............   39
    SECTION 9.7.    Limitations on Dividends and Distributions.......   40
    SECTION 9.8.    Limitations on Exchange and Issuance of Capital
                    Stock............................................   40
    SECTION 9.9.    Transactions with Affiliates.....................   40
    SECTION 9.10.   Certain Accounting Changes.......................   40
    SECTION 9.11.   Restrictive Agreements...........................   40

ARTICLE X - DEFAULT AND REMEDIES.....................................   41
    SECTION 10.1.   Events of Default................................   41
    SECTION 10.2.   Remedies.........................................   43
    SECTION 10.3.   Rights and Remedies Cumulative; Non-Waiver; etc..   43

ARTICLE XI - MISCELLANEOUS...........................................   44
    SECTION 11.1.    Notices.........................................   44
    SECTION 11.2.    Expenses; Indemnity.............................   45
    SECTION 11.3.    Stamp and Other Taxes...........................   45
    SECTION 11.4.    Set-off.........................................   46
    SECTION 11.5.    Governing Law...................................   46
    SECTION 11.6.    Consent to Jurisdiction.........................   46
    SECTION 11.7.    Waiver of Jury Trial............................   46
    SECTION 11.8.    Reversal of Payments............................   46


    SECTION 11.9.    Injunctive Relief; Consequential Damages........    47
    SECTION 11.10.   Accounting Matters..............................    47
    SECTION 11.11.   Successors and Assigns; Participations..........    47
    SECTION 11.12.   Amendments, Waivers and Consents................    48
    SECTION 11.13.   Performance of Duties...........................    49
    SECTION 11.14.   All Powers Coupled with Interest................    49
    SECTION 11.15.   Survival of Indemnities.........................    49
    SECTION 11.16.   Titles and Captions.............................    49
    SECTION 11.17.   Severability of Provisions......................    49
    SECTION 11.18.   Counterparts....................................    49
    SECTION 11.19.   Term of Agreement; Independent Effect...........    49




EXHIBITS

Exhibit A - Form of Commercial Revolving Line of Credit Note
Exhibit B - Form of Notice of Conversion/Continuation
Exhibit C - Form of Officer's Compliance Certificate
Exhibit D - Form of Notice of Prospective Acquisitions
Exhibit E - Form of Subsidiary Guaranty Agreement


SCHEDULES


Schedule  5.1(a)  -    Jurisdictions of Organization and
                       Qualification
Schedule  5.1(b)  -    Subsidiaries and Capitalization
Schedule  5.1(c)  -    ERISA Plans
Schedule  5.1(d)  -    Labor and Collective Bargaining Agreements
Schedule  5.1(e)  -    Liens
Schedule  5.1(f)  -    Litigation


                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT, is made as of the 14th day of January, 1998, by and between MEDICAL MANAGER CORPORATION, a corporation organized under the laws of Delaware (the "Borrower"), and BARNETT BANK, N.A., a national banking association and its successors and assigns (the "Lender").

                              STATEMENT OF PURPOSE

          Borrower and Credit Parties have requested, and Lender has agreed, to extend certain credit facilities to Borrower pursuant to the terms and conditions of this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Borrower and Lender hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         SECTION 1.1. Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

         "Affiliate" means, with respect to a Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" means (a) with respect to an Affiliate of Borrower or any Subsidiary thereof, the power to vote ten percent (10%) or more of the securities or other equity interests of Borrower or a Subsidiary, (b) with respect to an Affiliate of Lender, the power to vote twenty percent (20%) or more of the securities or other equity interests of Lender, or (c) with respect to any other Person, the power, directly or indirectly, to direct the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

         "Agreement" means this Credit Agreement, as amended or supplemented from time to time.

         "Applicable Law" means all applicable provisions of constitutions, statutes, rules, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

         "Applicable Margin" shall have the meaning assigned thereto in Section 3.1(c).

         "Barnett Bank" means Barnett Bank, N.A., a national banking association, and its successors and assigns.

         "Borrower" means Medical Manager Corporation, a corporation organized under the laws of Delaware.

         "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which commercial banks in Jacksonville, Florida are closed for business, and
(b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a London Banking Day.

         "Capital Assets" means, with respect to a Person and its subsidiaries, any asset that would, in accordance with GAAP, be required to be classified or accounted for as a capital asset on a Consolidated balance sheet of such Person.

         "Capital Expenditures" means, with respect to a Person and its Subsidiaries for any period, the aggregate cost of replacement or acquisition of all Capital Assets of such Person and its Subsidiaries during such period, determined on a Consolidated basis in accordance with GAAP.

         "Capital Lease" means any lease of any property by a Person or any Subsidiary thereof at any time as lessee that would, in accordance with GAAP, be required to be classified or accounted for as a capital lease on a Consolidated balance sheet of such Person.

         "Capital Lease Obligation" means, with respect to any Capital Lease, the amount of the obligation of a Person or any of Subsidiary thereof that would, in accordance with GAAP, appear on a Consolidated balance sheet of such Person as a liability in respect of such Capital Lease.

         "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Article IV shall be satisfied or waived in all respects in a manner acceptable to Lender.

         "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or supplemented from time to time.

         "Commitment" means the obligation of Lender to make the Loan to Borrower hereunder in an aggregate principal or face amount at any time outstanding not to exceed Ten Million and 00/100 Dollars ($10,000,000.00), as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

         "Consolidated" means, when used with reference to financial statements or financial statement items of a Person and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

         "Credit Facility" means the credit facility established pursuant to
Article II hereof.

         "Credit Parties" means Borrower and the Subsidiary Guarantors, now or hereafter existing or acquired, jointly and severally.

         "Debt" means, with respect to any Person, all liabilities, obligations and indebtedness (including subordinated indebtedness) of such Person for borrowed money, whether now or hereafter owing or arising and whether primary, secondary, direct, contingent, fixed or otherwise and whether matured or unmatured, including without limitation: (a) all notes payable and drafts accepted representing extensions of credit and all obligations evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations, contingent, short term, long term, or otherwise, relative to the face amount of all notes, letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person; (c) all Capital Lease obligations; (d) all obligations to pay the deferred purchase price of property or services, and all indebtedness secured by a Lien on property owned by such Person whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and (e) all net obligations under any Hedging Agreement.

         "Default" means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

         "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

         "Earnings Multiple" means, as of any date of determination, Pro Forma EBITDA, excluding income from investments and deposits, times two (2.00).

         "EBITDA" means, for any period, Net Income of Borrower and its Subsidiaries for such period plus the sum of the following for such period to the extent deducted in determining such Net Income: (a) Interest Expense, (b) all federal, state, local and foreign income and gross receipt tax expense and
(c) depreciation, amortization and depletion expense; less Interest Income; in each case determined on a consolidated book basis in accordance with GAAP.

         "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of any Credit Party or any current or former ERISA Affiliate.

         "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental

Authorities, relating to the protection of the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

         "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

         "ERISA Affiliate" means any Person who is a member of a group which is under common control with any Credit Party, who together with any Credit Party is treated as a single employer within the meaning of Section 414(b) and (c) of the Code.

         "Eurodollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities or any similar category of liabilities applicable to Lender.

         "Event of Default" means any of the events specified in Section 10.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

         "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

         "Fiscal Year" means the fiscal year of Borrower and its Subsidiaries ending on December 31.

         "Funded Debt" shall mean, at any date of determination thereof, the aggregate amount of Debt (exclusive of interest) of Borrower and its Subsidiaries which by its terms matures or is otherwise payable more than one year from such date, including any rights of extension or renewal and current maturities of any such Funded Debt.

         "GAAP" means generally accepted accounting principles, as recognized by the American Institute of certified Public Accountants and the Financial Accounting Standards Board, applied and maintained on a consistent basis for any applicable Person and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of such Person and its Subsidiaries.

         "Governmental Approvals" means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

         "Governmental Authority" means any nation, province, state or other political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Guarantee" means, with respect to a Person, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

         "Hazardous Materials" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, mutagenic or otherwise hazardous and are or become regulated by any Governmental Authority,
(c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

         "Hedging Agreement" means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of Borrower under this Agreement, and any confirming letter executed pursuant to such hedging agreement, all as amended or modified.

         "Interest Expense" means, for any period, total interest expense of Borrower and its Subsidiaries (including without limitation, interest expense attributable to Capital Leases) determined on a Consolidated basis in accordance with GAAP.

         "Interest Income" means, for any period, total interest income of Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP.

         "Interest Period" means each one (1), two (2), three (3)or six (6) month period commencing on each Interest Rate Adjustment Date and ending on the next Interest Rate Adjustment Date.

         "Interest Rate Adjustment Date" shall mean the first day of February, 1998, and the first day of every applicable Interest Period of one (1), two
(2), three (3), or six (6) months thereafter.

         "Lender" means Barnett Bank, N.A., a national banking association.

         "Lender's Office" means Lender's office at 101 East Kennedy Blvd., Tampa, Florida 33602.

         "Leverage Ratio" means as of any fiscal quarter end of Borrower, the ratio of (a) Consolidated Funded Debt as of such fiscal quarter end to (b) Pro Forma EBITDA as of such fiscal quarter end.

         "LIBOR" shall mean the offered rate for deposits in Dollars in the London Interbank market for the applicable Interest Period which appears on the LIBOR Rate Reference Page as of 11:00 A.M. (London time) on the day that is two
(2) London Banking Days preceding the first Business Day of the applicable Interest Period. If at least two (2) such offered rates appear on the LIBOR Rate Reference Page, the LIBOR Rate shall be the arithmetic mean of such offered rates. Notwithstanding anything in this Agreement to the contrary, Lender may, in Lender's sole and absolute discretion, use interest rate quotations for daily or annual periods in lieu of quotations for substantially equivalent monthly periods.

         "LIBOR Rate" means a rate per annum (rounded upwards to the nearest 1/100 of 1%) determined by Lender pursuant to the following formula: (a) LIBOR divided by (b) one (1) minus the Eurodollar Reserve Percentage (i.e., LIBOR ) (1 minus Eurodollar Reserve Percentage)).

         "LIBOR Rate Loan" means any Loan bearing interest at a rate determined with reference to the LIBOR Rate as provided in Section 3.1(a).

         "LIBOR Rate Reference Page" means either (a) the Reuters Screen LIBO Page, (b) the Dow Jones Telerate Page 3750, or (c) such other nationally recognized source, as either may from time to time be used by Lender in its sole and absolute discretion as a reference in determining any applicable LIBOR Rate.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, Borrower or any Subsidiary thereof shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

         "Loan Documents" means, collectively, this Agreement, the Note, the Subsidiary Guaranty Agreement, any Hedging Agreement and each other document, instrument and agreement executed and delivered by any Credit Party in connection with this Agreement, all as amended, modified or supplemented from time to time.

         "Loans" means any revolving loan made to Borrower pursuant to Section 2.1, all of which Loans shall be evidenced by the Note.

         "London Banking Day" shall mean each day other than a Saturday, a Sunday or any holiday on which commercial banks in London, England are closed for business.

         "Material Adverse Effect" means a material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance, or other properties of the Credit Parties taken as a whole or (b) the ability of any Credit Party to perform its obligations under any Loan Document; as determined by Lender in its sole discretion.

         "Maturity Date" means May 31, 1999.

         "Maximum Rate" shall have the meaning assigned thereto in Section
3.1(f).

         "Medical Manager" means the software program with such name, including any modifications or updates thereof, sold to physicians and related businesses to assist in the administration and management of physician and medical practices.

         "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, contributions within the preceding six (6) years.

         "Net Income" means, for any period, the net income (or loss) of Borrower and its Subsidiaries determined on a Consolidated basis for such period in accordance with GAAP; provided, that there shall be excluded from such net income (a) the net income of any Person not a Wholly-Owned Subsidiary of Borrower, and the net income of any Person accounted for by the equity method, except in each case to the extent received by Borrower or a Wholly-Owned Subsidiary in a cash distribution and (b) any cash or non-cash gain or loss of an extraordinary nature.

         "Note" means the Commercial Revolving Line of Credit Note made by Borrower payable to the order of Lender, substantially in the form of EXHIBIT A hereto, evidencing the Credit Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

         "Notice of Borrowing" shall have the meaning assigned thereto in
Section 2.2(a).

         "Notice of Conversion/Continuation" shall have the meaning assigned thereto in Section 3.2.

         "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of the Loans, (b) the interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (c) all other payments and other amounts due to Lender under the Loan Documents including without limitation all amounts due by Borrower to Lender under any Hedging Agreement, and (d) all other fees (including reasonable attorney's fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by any Credit Party to a lender, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money, in each case under or in respect of this Agreement, the Note or any of the other Loan Documents.

         "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 6.2.

         "Other Taxes" shall have the meaning assigned thereto in Section
3.9(b).

         "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or
Section 412 of the Code and which (a) is maintained for employees of any of the Credit Parties or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of any of the Credit Parties or any of their current or former ERISA Affiliates.

         "Permitted Acquisition" means an acquisition permitted pursuant to section 9.4(a).

         "Person" means an individual, corporation, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

         "Prime Rate" means, at any time, the rate of interest publicly announced from time to time by Barnett Bank, N.A. or its successors or assigns as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Barnett Bank, N.A. or its successors or assigns as its Prime Rate is an index or base rate and shall not necessarily be its lowest rate charged to its customers.

         "Prime Rate Loan" means any Loan bearing interest based upon the Prime Rate as provided in Section 3.1(a).

         "Pro Forma EBITDA" means, as of any date of determination, EBITDA for the period of four consecutive fiscal quarters ending on, or immediately prior to, such date of determination, as set forth on the applicable Officer's Compliance Certificate and financial statements attached thereto, including on a pro forma basis EBITDA for such period attributable to any Permitted
Acquisition: provided that EBITDA attributable to any Permitted Acquisition (a) for the calendar month during which such Permitted Acquisition is consummated shall be included in Pro Forma EBITDA on an actual or pro forma basis as determined in accordance with GAAP; and (b) for any calendar month following such Permitted Acquisition which is part of the same fiscal quarter during which such Permitted Acquisition is consummated shall be included in Pro Forma EBITDA on an actual basis.

         "Security Documents" means the reference to the Subsidiary Guaranty Agreement and any other agreement or writing hereafter executed and delivered to Lender pursuant to which any Credit Party pledges or grants a security interest in the collateral of a Credit Party to secure the Obligations or such Person guaranties the payment and/or performance of the Obligations.

         "Solvent" means, as to any Person on a particular date, that such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) does not reasonably believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature and (c) is not insolvent within the meaning of the federal bankruptcy laws, Title 11, U.S.C. Section 101(32)

         "Subsidiary" means, with respect to any Person, any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding capital stock, partnership interest or other equity interests is at the time, directly or indirectly, owned by such Person. Unless otherwise specified, references herein to any Subsidiary shall mean a Subsidiary of Borrower.

         "Subsidiary Guarantors" means each Subsidiary of Borrower who executed a Subsidiary Guaranty Agreement: (a) on the Closing Date, including, without limitation, Medical Manager Research &

Development, Inc., a Florida corporation, f/k/a Personalized Programming, Inc. ("MMR&D"), Medical Manager Sales & Marketing, Inc., a California corporation, f/k/a Systems Plus, Inc., Medical Manager Southeast, Inc., a Florida corporation, f/k/a National Medical Systems, Inc., Medical Manager Northeast, Inc., a New York corporation, f/k/a RTI Business Systems, Inc., Medical Manager Mid-West, Inc., an Indiana corporation f/k/a Systems Management, Inc., Medical Manager Southwest, Inc., a Texas corporation, f/k/a Treister Thorne, Inc., d/b/a Advanced Medical Management, Medical Manager West, Inc., a Delaware corporation, f/k/a Specialized Systems, Inc., and Medical Manager Northwest, Inc., a Washington corporation, f/k/a Adaptive Health Systems of Washington, Inc.; or (b) after such date in accordance with Section 7.12.

         "Subsidiary Guaranty Agreement" means the collective reference to each unconditional guaranty agreement executed by the Subsidiary Guarantor party thereto in favor of Lender, substantially in the form of EXHIBIT E hereto, as amended, modified or supplemented from time to time.

         "Tangible Net Worth" means the gross book value amount of all of the assets of Borrower as disclosed on its financial statements less the following:

              (i) intangible assets, such as (without limitation) goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), capitalized expenses, leasehold improvements, patents, trademarks, trade names, copyrights, franchises, licenses, and deferred charges (including deferred initial costs), such as (without limitation) unamortized costs and costs of research and development;

             (ii) treasury stock but only if such treasury stock is presented as an asset;

            (iii) all reserves, including without limitation, reserves for depreciation, depletion, obsolescence, amortization, deferred income taxes, insurance, Inventory valuation and all other reserves or appropriations of retained earnings not taken into account in determining the depreciated book value of Borrower's assets;

             (iv)         loans to officers and directors;

              (v)         operating lease fees; and

             (vi) total liabilities, as determined in accordance with GAAP less all nonrecourse Debt.

         "United States" means the United States of America.

         "Wholly-Owned Subsidiary" means a Subsidiary all of the shares of the capital stock or other ownership matters of which are, directly or indirectly, owned or controlled by a Credit Party and/or one or more of its Wholly-Owned Subsidiaries.

         SECTION 1.2. General. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Tampa time" shall refer to the applicable time of day in Tampa, Florida.

         SECTION 1.3.     Other Definitions and Provisions.

                          (a)     Use of Capitalized Terms.  Unless otherwise
defined therein, all terms defined in this Agreement shall have the defined meanings when used in the Note and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

                          (b)     Miscellaneous.  The words "hereof", "herein"
and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II

                                CREDIT FACILITY

         SECTION 2.1. Loans. Subject to the terms and conditions of this Agreement, Lender agrees to make the Loan to Borrower from time to time from the Closing Date through the Maturity Date as requested by Borrower in accordance with the terms of Section 2.2; provided, that the aggregate principal amount of all outstanding Loans (after giving effect to any amount requested) shall not exceed the lesser of (i) the Commitment or (ii) the Earnings Multiple. Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow Loans hereunder until the Maturity Date.

         SECTION 2.2.    Procedure for Advances of Loans.

                          (a)     Request for Borrowing - Prime Rate Loan.  For
each Prime Rate Loan, Borrower shall give Lender prior written notice not later than 2:00 p.m. (EST) on the requested borrowing date specifying (i) the date of such borrowing, which shall be a Business Day, and (ii) the amount of such borrowing.

                          (b)     Requests for Borrowing - LIBOR Rate Loan.
For each LIBOR Rate Loan, Borrower shall give Lender irrevocable prior written notice not later than 11:00 a.m. (EST) at least two (2) Business Days before each requested borrowing date specifying (i) the date of such borrowing, which shall be a Business Day, (ii) the amount of such borrowing, which shall be an aggregate principal amount of $500,000.00 or any integral multiple of $100,000.00 in excess thereof and (iii) the requested duration of any Interest Period applicable thereto. Notices received after 11:00 a.m. (EST) for a LIBOR Rate Loan shall be deemed received on the next Business Day.

                          (c)     Disbursement of Loans.  Borrower hereby
irrevocably authorizes Lender to disburse the proceeds of each borrowing requested pursuant to this Section 2.2 in immediately available funds by crediting such proceeds to a deposit account of Borrower maintained with Lender.

         SECTION 2.3.    Repayment of Loan.

                          (a)     Repayment on Maturity Date.  Borrower shall
repay the outstanding principal amount of the Loan in full, together with all accrued but unpaid interest thereon and any other outstanding Obligations, on the Maturity Date.

                          (b)     Mandatory Repayment Loans.  If at any time
the outstanding principal amount of the Loan exceeds the lesser of the Commitment or the Earnings Multiple, Borrower shall repay immediately upon notice from Lender, the Loan in an amount equal to such excess. Each such repayment shall be accompanied by accrued interest on the amount repaid and any amount required to be paid pursuant to Section 3.7.

                          (c)     Optional Repayments.  Borrower may at any
time and from time to time repay the Loans, in whole or in part, upon irrevocable notice to Lender (which in the case of a LIBOR Rate Loan must be received by Lender at least two (2) Business Days prior to the repayment date) specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans, Prime Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments of LIBOR Rate Loans shall be in an aggregate amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 3.7.

                          (d)     Limitation on Repayment of LIBOR Rate Loans.
Notwithstanding the provisions of Section 2.3(c), Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 3.7.

                          (e)     Mandatory Interest Payments.  On the first
day of each quarter of Borrower's Fiscal Year all accrued but unpaid interest on the Prime Rate Loans shall be due and payable. All accrued but unpaid interest on each LIBOR Loan shall be due and payable in full on the last day of the LIBOR Rate Loan.

         SECTION 2.4. Commercial Revolving Line of Credit Note. Each of Lender's Loans and the Obligation of Borrower to repay such Loans shall be evidenced by the Note executed by Borrower payable to the order of Lender representing Borrower's Obligation to pay Lender's Commitment or, if less, the aggregate unpaid principal amount of all Loans made and to be made by such Lender to Borrower hereunder, plus interest and all other fees, charges and other amounts due thereon. The Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 3.1.

         SECTION 2.5. Optional Permanent Reduction of the Commitment. Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to Lender, to permanently reduce, in whole at any time or in part from time to time, without premium or penalty, the Commitment in an aggregate principal amount not less than $1,000,000 or any whole multiple of $500,000 in excess thereof; provided, that each such permanent reduction shall be accompanied by a prepayment of principal sufficient to reduce the aggregate outstanding Loans of Lender after such reduction to the lesser of the Commitment as so reduced and the Earnings Multiple, by accrued interest on the amount so paid and by any payment required under Section 3.7 hereof. Any reduction of the Commitment to zero shall be accompanied by payment of all outstanding Obligations and termination of the Credit Facility. If the reduction of the Commitment requires the repayment of any LIBOR Rate Loan, such reduction may be made only on the last day of the then current Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 3.7 hereof.

         SECTION 2.6. Termination of Credit Facility. The Credit Facility shall terminate and all outstanding Obligations shall be paid in full on the earliest of (a) the Maturity Date, (b) the date of termination by Borrower pursuant to Section 2.5, and (c) the date of termination by Lender pursuant to
Section 10.2(a).

         SECTION 2.7. Use of Proceeds. Borrower shall use the proceeds of the Loans for working capital and other general corporate purposes.

                                  ARTICLE III

                            GENERAL LOAN PROVISIONS

         SECTION 3.1.   Interest.

                          (a)     Interest Rate Options.  Subject to the
provisions of this Section 3.1, at the election of Borrower , the aggregate principal balance of the Note or any portion thereof shall bear interest at the Prime Rate or the LIBOR Rate plus, in each case, the Applicable Margin as set forth below. Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.2 or at the time a Notice of Conversion/ Continuation is given pursuant to Section 3.2. Each Loan or portion thereof bearing interest based on the Prime Rate shall be a "Prime Rate Loan", each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a "LIBOR Rate Loan". Any Loan or any portion thereof as to which Borrower has not duly specified an interest rate as provided herein shall be deemed a Prime Rate Loan.

                          (b)     Interest Periods.  In connection with each
LIBOR Rate Loan, Borrower, by giving notice at the times described in Section 3.1(a), shall elect an Interest Period to be applicable to each LIBOR Rate Loan; provided that:

                                  (i)      The LIBOR Rate shall be adjusted on
each Interest Rate Adjustment Date so that interest shall accrue on each LIBOR Rate Loan at the LIBOR Rate for the applicable Interest Period commencing on the Interest Rate Adjustment Date for such Interest Period;

                                  (ii)     if any Interest Period would
otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                                  (iii)    any Interest Period with
respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

                                  (iv)     no Interest Period shall be
selected as to extend beyond the Maturity Date; and

                                  (v)      there shall be no more than
eight (8) Interest Periods outstanding at any time.

                          (c)     Applicable Margin.  The Applicable Margin
provided for in Section 3.1(a) with respect to the Loans (the "Applicable Margin") shall: (i) on the Closing Date equal the percentages set forth in the certificate delivered pursuant to Section 4.2(e)(ii); and (ii) for each fiscal quarter thereafter be determined by reference to the Leverage Ratio as of the end of the fiscal quarter immediately preceding the delivery of the applicable Officer's Compliance Certificate as follows:


       Leverage Ratio              Applicable Margin           Non-Usage Fee
                                       Per Annum
                                      LIBOR Rate +
-------------------------------------------------------------------------------

  Less than or equal                      .75%                      .25%
  to 1.0 to 1.0

  Greater than                           1.25%                     .375%
  1.0 to 1.0 but less
  than 2.0 to 1.0

  Greater than or                        1.75%                     .375%
  equal to 2.0 to 1.0




Adjustments, if any, in the Applicable Margin shall be made by Lender on the tenth (10th) Business Day after receipt by Lender of quarterly financial statements for Borrower and its Subsidiaries and the accompanying Officer's Compliance Certificate setting forth the Leverage Ratio of Borrower and its Subsidiaries as of the most recent fiscal quarter end. Subject to Section 3.1(d), in the event Borrower fails to deliver such financial statements and certificate within the time required by Section 6.2 hereof, the Applicable Margin shall be the highest Applicable Margin set forth above until the delivery of such financial statements and certificate.

                          (d)     Default Rate.  Upon the occurrence and during
the continuance of an Event of Default, (i) Borrower shall no longer have the option to request LIBOR Rate Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum five percent (5%) in excess of the rate then applicable to LIBOR Rate Loans, as applicable, until the end of the applicable Interest Period and thereafter at a rate equal to five percent (5%) in excess of the rate then applicable to Prime Rate Loans, and (iii) all outstanding Prime Rate Loans shall bear interest at a rate per annum equal to five percent (5%) in excess of the rate then applicable to Prime Rate Loans. Interest shall continue to accrue on the Note after the filing by or against Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

                          (e)     Interest Payments; Interest and Fee
Computation. Interest on each Prime Rate Loan shall be payable in arrears on the last Business Day of each fiscal quarter commencing March 31, 1998, and interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto. All interest rates, fees and other commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed.

                          (f)     Maximum Rate.  In no contingency or event
whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Note charged or collected pursuant to the terms of this Agreement or pursuant to the Note exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and Lender shall at Lender's option promptly refund to Borrower any interest received by Lender in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Obligations. It is the intent hereof that Borrower not pay or contract to pay, and that neither Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under Applicable Law.

         SECTION 3.2. Notice and Manner of Conversion or Continuation of Loans. Provided that no Event of Default has occurred and is then continuing, Borrower shall have the option to (a) convert at any time all or any portion of its outstanding Prime Rate Loans in a principal amount equal to $500,000 or any whole multiple of $100,000 in excess thereof into one or more LIBOR Rate Loans,
(b) upon the expiration of any Interest Period, convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $500,000 or a whole multiple of $100,000 in excess thereof into Prime Rate Loans or (c) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever Borrower desires to convert or continue Loans as provided above, Borrower shall give Lender irrevocable prior written notice in the form attached or to be attached as EXHIBIT B (a "Notice of Conversion/Continuation") not later than 11:00 a.m.
(EST) two (2) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying: (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor; (B) the effective date of such conversion or continuation (which shall be a Business Day); (C) the principal amount of such Loans to be converted or continued; and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.

         SECTION 3.3.   Fees.

                          (a)     Non-Usage Fee.  Commencing on the Closing
Date, a nonrefundable non-usage fee shall accrue at a rate per annum provided in Section 3.1(c) depending on the applicable Leverage Ratio on the average daily unused portion of the Commitment. Such non-usage fee shall be payable by Borrower to Lender, for the account of Lender, in arrears on the last Business Day of each fiscal quarter during the period from the date hereof through and including the Maturity Date with the first such payment due on March 31, 1998.

                          (b)     Initial Fee.  Borrower shall have paid Lender
a non-refundable fee of $15,000.00 within ten (10) days of the completion of Borrower's initial public common stock offering (the "Initial Fee"). The Initial Fee shall be retained by Lender whether or not the Credit Facility is utilized by Borrower.

                          (c)     Line of Credit Fee.  Upon the execution of
this Agreement, Borrower shall pay Lender a non-refundable fee in the amount of $10,000.00 for establishing the Commitment, which fee shall be retained by Lender whether or not the Commitment is utilized by Borrower.

         SECTION 3.4. Manner of Payment. Each payment by Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to Lender under this Agreement or the Note shall be made not later than 2:00 p.m. (EST) on the date specified for payment under this Agreement to Lender at Lender's Office, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after 2:00 p.m. (EST) shall be deemed to have been made on the next succeeding Business Day for all purposes. Subject to Section 3.1(b)(ii), if any payment under this Agreement or the Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

         SECTION 3.5. Crediting of Payments and Proceeds. In the event that Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 10.2, all payments received by Lender pursuant to the Note and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by Borrower hereunder, then to all indemnity Obligations then due and payable by Borrower hereunder, then to all Lender's fees then due and payable, then to all Commitment and other fees then due and payable, then to accrued and unpaid interest on the Note and any termination payments due in respect of a Hedging Agreement with Lender, then to the principal amount of the Note, in that order.

         SECTION 3.6.   Changed Circumstances.

                          (a)     Circumstances Affecting LIBOR Rate
Availability. If with respect to any Interest Period Lender shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via the LIBOR Rate Reference Page or offered to Lender for such Interest Period, then Lender shall give notice thereof to Borrower.
Thereafter, until Lender notifies Borrower that such circumstances no longer exist, the Obligation of Lender to make LIBOR Rate Loans and the right of Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loans together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Prime Rate Loan as of the last day of such Interest Period.

                          (b)     Laws Affecting LIBOR Rate Availability.  If,
after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such Authority, central bank or comparable agency, shall make it unlawful or impossible for Lender to honor its Obligations hereunder to make or maintain any LIBOR Rate Loan, Lender shall promptly give notice thereof to Borrower. Thereafter, until Lender notifies Borrower that such circumstances no longer exist, (i) the Obligations of Lender to make LIBOR Rate Loans and the right of Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter Borrower may select only Prime Rate Loans hereunder, and (ii) if Lender may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Prime Rate Loan for the remainder of such Interest Period.

                          (c)     Increased Costs.  If, after the date hereof,
the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of such Authority, central bank or comparable agency:

                                       (i)         shall subject Lender to any
tax, duty or other charge with respect to the Note or shall change the basis of taxation of payments to Lender of the principal of or interest on the Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of Lender imposed by the jurisdiction in which Lender is organized); or

                                       (ii)        shall impose, modify or deem
applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender or shall impose on Lender or the foreign exchange and interbank markets any other condition affecting any Note; and the net result of any of the foregoing is to increase the costs to Lender of maintaining any LIBOR Rate Loan or to reduce the yield or amount of any sum received or receivable by Lender under this Agreement or under the Note in respect of a LIBOR Rate Loan, then Lender shall promptly notify Borrower of such fact and demand compensation therefor and, within five (5) days after such notice by Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such increased cost or reduction. Lender will promptly notify Borrower of any event of which it has knowledge which will entitle Lender to compensation pursuant to this Section 3.7(c); provided, that Lender shall incur no liability whatsoever to Borrower in the event it fails to do so. The amount of such compensation shall be determined, in Lender's sole discretion, based upon the assumption that Lender funded its LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which Lender deems appropriate and practical. A certificate of Lender setting forth the basis for determining such amount or amounts necessary to compensate Lender shall be forwarded to Borrower and shall be conclusively presumed to be correct save for manifest error.

         SECTION 3.7. Indemnity. Borrower hereby indemnifies Lender against any loss or expense which may arise or be attributable to Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any portion of the Loans (a) as a consequence of any failure by Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of Borrower to borrow on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in Lender's sole discretion, based upon the assumption that Lender funded the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which Lender deems appropriate and practical. A certificate of Lender setting forth the basis for determining such amount or amounts necessary to compensate Lender (the "Expense Certificate") shall be forwarded to Borrower through Lender and shall be conclusively deemed to be correct, unless Borrower shall provide Lender with written notice of any objection to the Expense Certificate within five (5) Business Days of its receipt of the Expense Certificate describing its specific objections to the Expense Certificate and Lender agrees with such objection, which agreement shall not be unreasonably withheld.

         SECTION 3.8. Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request issued after the date hereof from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, Lender as a consequence of, or with reference to the Commitment below the rate which Lender could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by Lender, Borrower shall pay to such Lender from time to time as specified by Lender additional amounts sufficient to compensate Lender for such reduction. A certificate as to such amounts submitted to Borrower by Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

         SECTION 3.9.   Taxes.

                          (a)     Payments Free and Clear.  Any and all
payments by Borrower hereunder or under the Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of Lender, income and franchise taxes imposed by the State of Florida or the State of Georgia or any political subdivision thereof, and (ii) income and franchise taxes imposed by the United States (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note to Lender, then in that event the following shall apply: (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.11) Lender receives an amount equal to the amount such party would have received had no such deductions been made; (B) Borrower shall make such deductions; (C) Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law; and (D) Borrower shall deliver to Lender evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 3.9(d).

                          (b)     Stamp and Other Taxes.  In addition, Borrower
shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes (other than excise and property taxes to which Lender would have been subject in the absence of this Agreement), levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (such taxes are hereinafter referred to as "Other Taxes").

                          (c)     Indemnity.  Borrower shall indemnify Lender
for the full amount of Taxes and Other Taxes paid by Lender and any liability (including, to the extent resulting from late payment by Borrower or any Subsidiary thereof, penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date Lender makes written demand therefor. Notwithstanding the foregoing, Lender agrees to notify Borrower at least five (5) days before payment of any such Taxes or Other Taxes and further agrees to cooperate in good faith with Borrower in any attempt by Borrower to seek any refund of Taxes or Other Taxes paid by Lender.

                          (d)     Evidence of Payment.  Within thirty (30) days
after the date of any payment of Taxes or Other Taxes, Borrower shall furnish to Lender, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to Lender.

                          (e)     Survival.  Without prejudice to the survival
of any other agreement of Borrower hereunder, the agreements and Obligations of Borrower contained in this Section 3.11 shall survive the payment in full of the Obligations and the termination of the Credit Facility.

                                   ARTICLE IV

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

         SECTION 4.1. Closing. The closing shall take place at a location mutually agreed to by Borrower and Lender outside of the State of Florida on or before January 15, 1998, or on such other date as the parties hereto shall mutually agree.

         SECTION 4.2. Conditions to Closing and Initial Loans. The Obligation of Lender to close this Agreement and to make the initial Loan is subject to the satisfaction of each of the following conditions:

                          (a)     Securities Offering.  Borrower shall have
consummated its initial public offering of common stock and have received opening paid-in capital of no less than Twenty One Million Six Hundred Seventy Six Thousand and 00/100 Dollars ($21,676,000.00) on or before the Closing Date.

                          (b)     Executed Loan Documents.  The following Loan
Documents, in form and substance reasonably satisfactory to Lender:

                                  (i)      this Agreement;

                                  (ii)     the Note;

                                  (iii)    the Subsidiary Guaranty Agreement
                                           executed by the Subsidiary
                                           Guarantors; and

                                  (iv) the Tax Indemnity Agreement executed by the Subsidiary Guarantors;

shall have been duly authorized, executed and delivered by the applicable Credit Parties, shall be in full force and effect and no Default or Event of Default shall exist thereunder, and such Credit Parties shall have delivered original counterparts thereof to Lender.

                          (c)     Liens; Insurance.

                                  (i)      UCC-11 Searches.  The Credit Parties
shall have delivered the results of UCC-11 searches of all filings made against such Credit Parties under the Uniform Commercial Code as in effect in any state in which any of their offices or assets are located, indicating among other things that their assets are free and clear of any Lien, except for the Liens permitted by Section 9.3.

                                  (ii)     Insurance.  Lender shall have
received certificates of insurance and certified copies of insurance policies in the form required under Section 7.3 and otherwise in form and substance reasonably satisfactory to Lender.

                          (d)     Closing Certificates and Opinions; etc.

                                  (i)      Certificate of Borrower. Lender shall
have received a certificate dated as of the Closing Date from the Credit Parties, satisfactory to Lender, certifying that all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects; that no Credit Party is in violation of any of the covenants contained in this Agreement and the other Loan Documents that apply to such Credit Party; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Credit Parties have satisfied each of the closing conditions to be satisfied hereby which have not waived by Lender.

                                  (ii)     Certificate of Secretary of each
Credit Party. Lender shall have received a certificate of the secretary or assistant secretary of each Credit Party certifying on behalf of such Credit Party, as applicable, that attached thereto is a true and complete copy of the articles of incorporation of such Credit Party and all amendments thereto; that attached thereto is a true and complete copy of the bylaws of such Credit Party; that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Credit Party, authorizing, in the case of Borrower, the borrowings contemplated hereunder and, in the case of each of the Credit Parties, the execution, delivery and performance of this Agreement and the other Loan Documents; and as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which such Credit Party is a party.

                                     (iii)         Certificates of Good
Standing. Lender shall have received certificates of good standing from the jurisdiction of incorporation of each Credit Party and, to the extent requested by Lender, certificates of authority to do business from each jurisdiction where any Credit Party is authorized to do business.

                                      (iv)         Opinions of Counsel.  Lender
shall have received favorable opinions of counsel to the Credit Parties, dated as of the Closing Date and addressed to Lender, in form and substance satisfactory to Lender.

                          (e)     Consents; Defaults.

                                       (i)         Governmental and Third Party
Approvals. All necessary approvals, authorizations and consents, if required, of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained.

                                      (ii)         Permits and Licenses.  All
permits and licenses, including permits and licenses required under Applicable Laws, necessary to the conduct of business by the Credit Parties shall have been obtained and remain in full force and effect.

                                     (iii)         No Injunction, Etc.  No
action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in Lender's discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

                                      (iv)         No Material Adverse Change.
There shall not have occurred any material change in the assets, business, properties, business prospects, financial condition or results of operations of the Credit Parties, or in any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect.

                                       (v)         No Event of Default.  No
Default or Event of Default shall have occurred and be continuing.

                          (f)     Financial Matters.

                                       (i)         Financial Statements.
Lender shall have received (A) audited Consolidated financial statements for the Fiscal Year of Borrower ended December 31, 1996, (B) if available, unaudited Consolidated financial statements of Borrower and its Subsidiaries for the fiscal quarter period ending September 30, 1997, and (C) such other financial information as may be reasonably requested by Lender.

                                       (ii)        Financial Condition
Certificate. Borrower shall have delivered to Lender a certificate on behalf of itself and the Credit Parties, in form and substance satisfactory to Lender, and certified as accurate in all material respects by the chief executive officer or chief financial officer (or other officer acceptable to Lender) of Borrower that: (A) each Subsidiary's payables are current and not past due more than ninety (90) days (except for those being contested in good faith by a Subsidiary) and each Credit Party is Solvent; (B) other than as may result from any acquisitions consummated by a Credit Party between September 30, 1997 and the date hereof (collectively, the "Intervening Acquisitions"), which Intervening Acquisitions do not have a Material Adverse Effect upon Borrower's liquidity position, Borrower's and each Subsidiary's liquidity position as of the date of such certificate is not materially and adversely different from the September 30, 1997 financial statements previously furnished to Lender; (C) the financial projections previously delivered to Lender represent the good faith opinion of Borrower and senior management thereof as to the projected results contained therein; and (D) attached thereto is a calculation of the Applicable Margin as of the Closing Date in accordance with Section 3.1(c).

                                     (iii)         Payment at Closing; Fee
Letters. There shall have been paid by the Credit Parties to Lender the fees set forth or referenced in Section 3.3 and any other accrued and unpaid fees due hereunder (including, without limitation, legal fees and expenses), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing or registration of any of the Loan Documents.

                          (g)     Miscellaneous.

                                       (i)         Notice of Borrowing;
Disbursement Instructions. Lender shall have received written instructions from

Borrower to Lender directing the payment of any proceeds of Loans made under this Agreement that are to be paid on the Closing Date.

                                     (ii)         Proceedings and Documents.
All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Lender. Lender shall have received copies of all other instruments and other evidence as Lender may reasonably request, in form and substance satisfactory to Lender, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

                                     (iii)        Other Documents.  The Credit
Parties shall have delivered to Lender such other documents, certificates and opinions as Lender may reasonably request.

         SECTION 4.3. Conditions to All Loans. The Obligations of Lender to make any Loan is subject to the satisfaction of the following conditions precedent on the relevant borrowing date:

                          (a)     Continuation of Representations and
Warranties. The representations and warranties made by the Credit Parties contained in Article V and in the other Loan Documents shall be true and correct on and as of such borrowing or issuance date with the same effect as if made on and as of such borrowing date, taking into account any revised Schedules forwarded by the Credit Parties to Lender after the Closing Date; provided that (i) the Obligation to update Schedules shall be subject to
Section 6.3(f) and the representations and warranties relating to such Schedules shall not be deemed to be inaccurate prior to updating such Schedules pursuant to Section 6.3(f) and (ii) subsequent disclosures shall not constitute a cure or waiver of any Default or Event of Default resulting from the matters disclosed.

                          (b)     No Existing Default.  Borrower shall be in
compliance with Sections 2.1 and 2.3(b) and no other Default or Event of Default shall have occurred and be continuing hereunder on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such borrowing date.

                          (c)     Officer's Compliance Certificate; Additional
Documents. Lender shall have received the current Officer's Compliance Certificate and each additional document, instrument, legal opinion or other item of information reasonably requested by Lender.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF BORROWER

         SECTION 5.1. Representations and Warranties. To induce Lender to enter into this Agreement and Lender to make the Loans, Borrower hereby represents and warrants to Lender that:

                          (a)     Existence; Power; Qualification.  Each Credit
Party is a duly formed, validly existing corporation organized under the laws of the state of its incorporation and is in good standing under the laws of such state, has the corporate power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified (or otherwise licensed) and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except where the failure to so qualify could not have a Material Adverse Effect. The jurisdictions in which the Credit Parties are organized and qualified to do business are described on SCHEDULE 5.1(A).

                          (b)     Ownership.  Each Credit Party is listed on
SCHEDULE 5.1(B). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Borrower owns one hundred percent (100%) of all classes of the outstanding capital stock of each Subsidiary Guarantor. There are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of any of Credit Parties, except as described on SCHEDULE 5.1(B).

                          (c)     Authorization of Agreement, Loan Documents
and Borrowings. Each Credit Party has the corporate right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of each of the Loan Documents to which it is a party in accordance with their respective terms. Each of the Loan Documents has been duly executed and delivered by the duly authorized officers of the Credit Parties party thereto, and constitutes the legal, valid and binding Obligation of each such Credit Party enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, the enforcement of creditors, rights in general and the availability of equitable remedies.

                          (d)     Compliance of Agreement, Loan Documents and
Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval not previously obtained or violate any Applicable Law relating to the Credit Parties, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, by-laws or any other contract or agreement to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens permitted pursuant to Section 9.3.

                          (e)     Compliance with Law; Governmental Approvals.
Each Credit Party (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business (except where the failure to have any such approval could not reasonably be expected to have a Material Adverse Effect), each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in all material respects with all other Applicable Laws relating to it or any of its respective properties, except where the failure to so comply could not have a Material Adverse Effect.

                          (f)     Tax Returns and Payments.  Each Credit Party
has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable. No Governmental Authority has asserted any Lien or other claim against any Credit Party with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of each Credit Party in respect of federal, state, local and other taxes for all fiscal years and portions thereof since the formation of such Credit Party are in the judgment of such Credit Party adequate, and the Credit Parties do not anticipate any additional taxes or assessments for any of such years.

                          (g)     Franchises, Intellectual Property and
Computer Equipment.

                                       (i)         Each Credit Party owns or
possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business as now and presently planned to be conducted without any conflict with the rights of others. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and the Credit Parties are not liable to any Person for infringement under Applicable Law with respect to any such rights as a result of their business operations.

                                       (ii)        Each Credit Party has such
title to and the right to use all computer software programs as are necessary to permit the Credit Parties to conduct their operations as currently conducted, without any known conflict with the rights of others or any known use by others which conflicts with the rights of the Credit Parties.

                          (h)     Environmental Matters.  The Credit Parties
and their properties and operations are not in violation in any material respect of any Environmental Law, or subject to any existing, pending or threatened investigation, inquiry or proceeding by any Governmental Authority or to any remedial Obligations under any Environmental Law; and all material notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Credit Parties relating to Hazardous Materials, including, without limitation, past or present treatment, storage, disposal or release of any Hazardous Materials or solid waste by the Credit Parties into the environment, have been obtained or applications for such permits and licenses have been filed and the Credit Parties are in full compliance in all material respects with the requirements of such permits, licenses or authorizations.

                          (i)     ERISA.  Except as set forth on SCHEDULE
5.1(C), the Credit Parties and each ERISA Affiliate are in compliance in all material respects with applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No material liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied with respect to any Employee Benefit Plan or any Multiemployer Plan.

                          (j)     Margin Stock.  None of the Credit Parties are
engaged principally or as one of their activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X of such Board of Governors. If requested by Lender, Borrower will furnish to Lender a statement or statements in conformity with the requirements of said Regulation G, T, U or X to the foregoing effect.

                          (k)     Government Regulation.  No Credit Party is an
"investment company" or a company "controlled" by an "investment company" (as each such term is defined in the Investment Company Act of 1940, as amended) and no Credit Party is, or after giving effect to any Extension of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

                          (l)     Employee Relations.  Each Credit Party has a
stable work force in place and is not, except as set forth on SCHEDULE 5.1(D), party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees. The Credit Parties know of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees.

                          (m)     Financial Statements.  The Consolidated
balance sheet of Borrower and its Subsidiaries as of September 30, 1997, and the related statements of income and retained earnings and cash flows for the periods then ended, copies of which have been furnished to Lender, when read together with the other financial information pertaining to the Credit Parties which has heretofore been furnished in writing to Lender, fairly present the assets, liabilities and financial position of the Credit Parties as at such dates, and the results of the operations and changes of financial position for the periods then ended, except that such financial statements do not account for the Intervening Acquisitions; provided, however, the Intervening Acquisitions do not result in a violation of any of the financial covenants herein contained, including without limitation, Article VIII. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved except as indicated in the notes thereto. The Credit Parties have no material Debt, Obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto (except for such items as are incurred in connection with Permitted Acquisitions or as are incurred in the ordinary course of business in each case after the date thereof), all as required by GAAP.

                          (n)     No Material Adverse Change.  There has been
no material adverse change in the properties, businesses, results of operations, or financial or other condition of the Credit Parties taken as a whole, including, but not limited to, any material adverse change resulting from any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God, or of the public enemy or other casualty (whether or not covered by insurance).

                          (o)     Solvency.  As of the Closing Date and after
giving effect to each Loan made on the Closing Date, Borrower will be Solvent.

                          (p)     Titles to Properties.   Each Credit Party has
such title to the real property owned in fee or leased by it as is appropriate to the conduct of its business, and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the Consolidated balance sheets of Borrower and its Subsidiaries delivered pursuant to Section 5.1(n), except those which have been disposed of by the Credit Parties subsequent to such date which dispositions have been in the ordinary course of business.

                          (q)     Liens.  Except as described on Schedule
5.1(e), none of the properties and assets owned by the Credit Parties is subject to any Lien, except Liens permitted pursuant to Section 9.3. No financing statement under the Uniform Commercial Code of any state which names the Credit Parties as debtor and which has not been terminated, has been filed in any state or other jurisdiction and none of the Credit Parties has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens listed on Schedule 5.1(e), if any.


                          (r)     Litigation.  Except as set forth on SCHEDULE
5.1(F), there are no actions, suits or proceedings pending nor, to the knowledge of any Credit Party, threatened against or in any other way relating adversely to or affecting any Credit Party or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority which could reasonably be expected to be adversely determined and have a Material Adverse Effect on Borrower. There are no material outstanding or unpaid judgments against any Credit Parties.

                          (s)     Absence of Defaults.  (i)  No event has
occurred or is continuing which constitutes a Default or an Event of Default and (ii) no event has occurred and is continuing which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Credit Party under any or judgment, decree or order to which any Credit Party is a party or by which any Credit Party or any of their respective properties may be bound or which would require any Credit Party to make any payment thereunder prior to the scheduled maturity date therefor, any of which events referred to in this clause (ii) could reasonably be expected to have a Material Adverse Effect.

                          (t)     Accuracy and Completeness of Information.
All written information, reports and other papers and data produced by or on behalf of the Credit Parties and furnished to Lender were, at the time the same were so furnished, complete and correct in all respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document furnished or written statement made to Lender or Lender by the Credit Parties in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Credit Parties or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading. The Credit Parties are not aware of any facts which it has not disclosed in writing to Lender which could reasonably be expected to have a Material Adverse Effect.

         SECTION 5.2. Survival of Representations and Warranties, etc. All representations and warranties set forth in this Article V and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement or any borrowing hereunder.

                                   ARTICLE VI

                       FINANCIAL INFORMATION AND NOTICES

         Until all the Obligations have been finally and indefeasibly paid and satisfied in full and the Credit Facility terminated, unless consent has been obtained in the manner set forth in Section 11.12 hereof, Borrower will furnish or cause to be furnished to Lender at Lender's Office set forth in Section 11.1 hereof or such other office as may be designated by Lender from time to time, the following:

         SECTION 6.1.    Financial Statements and Projections.

                          (a)     Quarterly Financial Statements.  As soon as
practicable but in no event later than fifty (50) days after the end of each fiscal quarter, an unaudited Consolidated balance sheet of Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by Borrower in accordance with GAAP applied on a basis consistent with that of the preceding period, and certified by the chief financial officer of Borrower to present fairly in all material respects the financial condition of Borrower and its Subsidiaries as of their respective dates and the results of operations of Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments. Borrower's quarterly report submitted pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 prepared in accordance with Form 10-Q of the Securities and Exchange Commission shall satisfy Borrower's obligations pursuant to this
Section 6.1(a) provided it is timely submitted to Lender as herein required.

                          (b)     Annual Financial Statements.  As soon as
practicable but in no event later than ninety-five (95) days after the end of each Fiscal Year, an audited Consolidated balance sheet of Borrower and its Subsidiaries as of the close of such Fiscal Year, together with audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm acceptable to Lender in accordance with GAAP, applied on a basis consistent with that of the preceding year and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by Borrower or with respect to accounting principles followed by Borrower not in accordance with GAAP, together with accompanying management letters received by Borrower. Borrower's annual report submitted pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 prepared in accordance with Form 10-K of the Securities and Exchange Commission shall satisfy its obligations of this Section 6.1(b) provided it is timely submitted to Lender as herein required.

                          (c)     Annual Projections.  As soon as practicable
but in no event later than one hundred eight (180) days after the end of each Fiscal Year, annual projections for Borrower and its Subsidiaries for the following Fiscal Year indicating projected earnings and such other information reasonably requested by Lender for such Fiscal Year.

                          (d)      Other Financial Information.  Such other
information regarding the operations, business affairs and financial condition of the Credit Parties and any Subsidiary thereof as Lender may reasonably request.

         SECTION 6.2. Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Sections 6.1(a) or (b) and at such other times as Lender shall reasonably request, a certificate of the chief executive officer or chief financial officer (or other officer thereof acceptable to Lender) of Borrower in the form of EXHIBIT C attached hereto (an "Officers Compliance Certificate").

         SECTION 6.3. Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) Business Days after any Credit Party obtains knowledge thereof) telephonic and written notice of:

                          (a)     the commencement of any significant
proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any of their properties, assets or businesses, any of which could reasonably be expected to have a Material Adverse Effect;

                          (b)     any labor controversy that has resulted in,
or threatens to result in, a strike or other work action against any Credit Party which could reasonably be expected to have a Material Adverse Effect;

                          (c)     any attachment, judgment, lien, levy or order
that may be assessed against or threatened against any Credit Party which could reasonably be expected to have a Material Adverse Effect;

                          (d)     any Default or Event of Default;

                          (e)     any violation of ERISA or any liability
incurred under any Employee Benefit Plan or Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect;

                          (f)     any event which makes any of the
representations set forth in Section 5.1 inaccurate in any material respect (provided that all Schedules must be updated by the Credit Parties only at each fiscal quarter end by forwarding any such updates to Lender with the applicable officer's Compliance Certificate).

                                  ARTICLE VII

                             AFFIRMATIVE COVENANTS

         Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Credit Facility terminated, unless consent has been obtained in the manner provided for in Section 11.12, Borrower will, and will cause each of its Subsidiaries to:

         SECTION 7.1. Preservation of Existence and Related Matters. Preserve and maintain its separate existence and all material rights, franchises, licenses and privileges necessary to the conduct of its business; and qualify and remain qualified and authorized to do business in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect.

         SECTION 7.2. Maintenance of Property. In addition to the requirements of any of the Security Documents, protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition, other than ordinary wear and tear excepted all buildings, equipment and other tangible real and personal property, and from time to time make or cause to be made all renewals, replacements and additions to such property reasonably necessary for the conduct of its business.

         SECTION 7.3. Insurance. Maintain insurance with responsible insurance companies against such risks and in such amounts as are customarily maintained by similar businesses or as may be required by Applicable Law, and on the Closing Date and from time to time thereafter deliver to Lender upon its request (a) a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby, and (b) a certified copy of the policies of insurance.

         SECTION 7.4. Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP consistently applied and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

         SECTION 7.5. Payment and Performance of Obligations. Pay and perform (a) all Obligations, (b) all taxes, assessments and other governmental charges that may be levied or assessed upon it or its property (other than those being contested in good faith by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP) and (c) all other indebtedness, Obligations and liabilities in accordance with customary trade practices the failure to make payment of which could reasonably be expected to have a Material Adverse Effect.

         SECTION 7.6. Compliance With Laws and Approvals. Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable or necessary to the conduct of its business including, without limitation, all Environmental Laws and all Governmental Approvals required thereunder.

         SECTION 7.7. Environmental Management. In addition to and without limiting the generality of Section 7.6, maintain its business premises (whether leased or owned in fee) free of any Hazardous materials the removal of which is required under Environmental Laws; and adopt and maintain prudent management, disposal, clean-up and other practices as may be required by Environmental Laws for all other Hazardous Materials located on its business premises.

         SECTION 7.8. Compliance with ERISA. In addition to and without limiting the generality of Section 7.6, make timely payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to any Employee Benefit Plan; not take any action or fail to take action the result of which could be a material liability to the PBGC or to a Multiemployer Plan; not participate in any prohibited transaction that could result in any material civil penalty under ERISA or material tax under the Code; furnish to Lender upon Lender's request such information about any Employee Benefit Plan as may be reasonably requested by Lender; and operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under Section 4980B of the Code or any material liability to any qualified beneficiary as defined in Section 4980B of the Code.

         SECTION 7.9. Compliance with Agreements. Comply with each material term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business.

         SECTION 7.10. Conduct of Business. Remain engaged primarily in the business of (a) distribution, marketing and sales of Medical Manager and any other business reasonably related thereto and (b) other lines of business approved in connection with a Permitted Acquisition.

         SECTION 7.11. Visits and Inspections. At Lender's sole cost and expense, permit representatives of Lender, upon reasonable notice to Borrower, from time to time during normal business hours, as often as may be reasonably requested, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

         SECTION 7.12. New Subsidiaries. Prior to such time as a Subsidiary of Borrower owns assets in excess of $10,000 or conducts business or consummates any Permitted Acquisition, cause to be executed and delivered to Lender (i) a Subsidiary Guaranty Agreement substantially in the form of the EXHIBIT E, executed by such new Subsidiary and (ii) corresponding closing documents and legal opinions referred to in Section 4.2 with respect to such new Subsidiary and such other documents reasonably requested by Lender consistent with the terms of this Agreement, in order that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents.

         SECTION 7.13. Dividends. To the extent necessary in order that Borrower be able to make any payment required hereunder, cause its Subsidiaries to pay dividends or make other cash distributions to Borrower.

         SECTION 7.14.  Banking Relationship.    Maintain their bank accounts
with Lender other than such accounts that are necessary for the operation of their business that are located outside of Florida.

         SECTION 7.15. Chief Executive Officer. Maintain Michael A. Singer as Borrower's chief executive officer until his death or disability.

         SECTION 7.16. Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure Lender its rights under this Agreement, the Note and the other Loan Documents.

                                  ARTICLE VIII

                              FINANCIAL COVENANTS

         Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Credit Facility terminated, unless consent has been obtained in the manner set forth in Section 11.12 hereof, Borrower and its Subsidiaries on a Consolidated basis will not:

         SECTION 8.1. Leverage Ratio. As of the end of any fiscal quarter of Borrower during the term of the Credit Facility, permit the Leverage Ratio to exceed 2.50 to 1.00.

         SECTION 8.2. Minimum Tangible Net Worth. Borrower shall demonstrate that it had a minimum Tangible Net Worth of Eight Million and no/100ths Dollars ($8,000,000.00) as of December 31, 1997. In addition, Borrower shall have a minimum Tangible Net Worth of Fourteen Million and no/100ths Dollars ($14,000,000.00) as of December 31, 1998.

         SECTION 8.3. Capital Expenditures. Make Capital Expenditures in an aggregate amount in excess of Two Million and 00/100 Dollars ($2,000,000.00) in any Fiscal Year.

                                   ARTICLE IX

                               NEGATIVE COVENANTS

         Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Credit Facility terminated, unless consent has been obtained in the manner set forth in Section 11.12 hereof, Borrower will not and will not permit any of its Subsidiaries to:

         SECTION 9.1. Limitations on Debt. Create, incur, assume or suffer to exist any Debt, other than: (a) the Obligations; (b) letters of credit issued by Lender (with respect to which Borrower is the account party) in connection with Permitted Acquisitions or otherwise in the ordinary cause of business of Borrower and its Subsidiaries, not to exceed an aggregate amount of

$500,000.00 outstanding at any time; (c) Debt under any Hedging Agreement reasonably acceptable to Lender; (d) Debt of Borrower incurred by reason of merger or otherwise assumed in connection with any Permitted Acquisition in an aggregate principal amount not to exceed Three Million Dollars ($3,000,000.00) during the term of this Agreement, the terms and conditions of which (including without limitation any collateral security therefor) shall be acceptable to Lender and approved by Lender in writing and (e) those certain Notes payable to Michael A. Singer by MMR&D as described in Note 3 of Borrower's Form 10-Q for the quarterly period ended June 30, 1997 with an approximate balance on the date hereof of Six Hundred Ninety-Three Thousand and 00/100 Dollars ($693,000.00) which shall be satisfied in full by MMR&D on or before December 31, 1998; provided, that, none of the Debt permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of Borrower to make any payment to Borrower or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purposes of enabling Borrower to pay the Obligations.

         SECTION 9.2. Limitations on Guarantees. Other than Guarantees created by the Loan Documents, create, incur, assume or suffer to exist any Guarantee.

         SECTION 9.3. Limitations on Liens. Create, incur, assume or suffer to exist any Lien on or with respect to any of its owned assets and property, real or personal (including without limitation capital stock or other ownership interests), whether now owned or hereafter acquired, except:

                          (a)     Liens for taxes, assessments and other
governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

                          (b)     The claims of materialmen, mechanics,
carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

                          (c)     Liens consisting of deposits or pledges made
in the ordinary course of business in connection with, or to secure payment of, Obligations under workers, compensation, unemployment insurance or similar claims or to secure the performance of tenders, bids, contracts, statutory Obligations and other similar Obligations;

                          (d)     Liens constituting encumbrances in the nature
of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;

                          (e)     Liens in favor of Lender, if any;

                          (f)     Liens permitted in accordance with Section
9.1(d) existing on any property or asset prior to the acquisition thereof by Borrower or any Subsidiary securing Debt permitted by such Section; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of Borrower or any Subsidiary; and

                          (g)     extensions, renewals or replacements of any
Lien referred to in clauses (a) through (f) above provided that such extension, renewal or replacement is limited to the property originally encumbered thereby.

         SECTION 9.4. Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, partnership or joint venture (including without limitation the creation or capitalization of any Subsidiary) interests, evidence of Debt or other Obligation or security, substantially all or a material portion of the assets of any other Person or any other investment or interest whatsoever in any other Person; or make or permit to exist any loans, advances or extensions of credit to, or any accounts or notes receivable from, or any investment in cash or by delivery of property in, any Person; or enter into any commitment or option in respect of the foregoing, except:

                          (a)     investments by Borrower in the form of
acquisitions of all or substantially all of the business or a line of business of any other Person by the acquisition of all of the capital stock or other equity ownership interests, or acquisition of the assets which are consummated in accordance with the following requirements of this Section (a "Permitted Acquisition"): (i) the acquired Person shall be engaged primarily, and substantially all of the acquired assets shall be utilized, in the distribution of Medical Manager, unless otherwise approved in writing by Lender; (ii) no Default or Event of Default shall have occurred and be continuing or be created by the relevant Permitted Acquisition as evidenced by a certificate of Borrower delivered on the closing date thereof to Lender in form and substance satisfactory to Lender demonstrating pro forma compliance, before and after the Permitted Acquisition, with the financial covenants set forth in Article VIII and the other terms of the Loan Documents; and (iii) Borrower must provide Lender the information described on EXHIBIT D attached hereto regarding each Permitted Acquisition in reasonable detail and the corresponding documentation no later than (10) Business Days prior to the closing date thereof (to be followed by any changed pages to which the ten (10) Business Day period shall not apply and fully executed copies promptly after the creation thereof) and obtain Lender's approval that the acquisition meets the requirements of clauses (i) and (ii) above, which approval shall not be unreasonably withheld or delayed; provided, however, that clause (iii) of this Section set forth above shall not be applied to any single Permitted Acquisition, the aggregate cash or any other consideration for which is less than Five Million Five Hundred Thousand and 00/100 Dollars ($5,500,000.00);

                          (b)     investments in treasury bills, certificates
of deposits and bankers acceptances of banks with capital and surplus in excess of $500,000,000, open market commercial paper maturing within ninety (90) days and having the highest or second highest rating of either Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, a Division of McGraw-Hill Corporation, (provided that the fair market value of any investment in such commercial paper having the second highest rating of Moody's Investor Service or of Standard & Poor's Ratings Group, a Division of McGraw-Hill Corporation shall not exceed ten percent (10%) of the fair market value of all commercial paper investments permitted by this paragraph (b), commercial paper and governmental securities repurchase Obligations issued by banks with capital and surplus in excess of $500,000,000 and money market mutual funds and accounts containing solely the investments permitted under this clause (b);

                          (c)     investments in Subsidiary Guarantors;

                          (d)     trade accounts created in the ordinary
course of business;

                          (e)     deposits for utilities under security
deposits, leases and similar prepaid expenses incurred in the ordinary course of business;

                          (f)     loans and advances to employees (i) in
connection with reasonable travel and business expenses in the ordinary course of business in an aggregate amount not in excess of $200,000 outstanding at any time or (ii) as permitted by Section 9.9; and

                          (g)     other investments not to exceed $1,000,000 in
any year.

         SECTION 9.5. Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself or suffer any liquidation or dissolution except: (a) any Wholly-Owned Subsidiary of Borrower may merge into Borrower or with any other Wholly-Owned Subsidiary thereof (provided that a Credit Party is the surviving entity); and (b) any Wholly-owned Subsidiary may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with an acquisition permitted by Section 9.4 (provided that a Credit Party is the surviving entity).

         SECTION 9.6. Restrictions on Sale of Assets, etc. Sell, lease, transfer, assign, exchange or otherwise dispose of any of its assets (including, without limitation, accounts receivable and any transaction the primary purpose of which is to accomplish the sale-leaseback of any asset) or liquidate, dissolve or enter into any transaction for the purpose of winding up its business affairs other than: (a) the sale of assets in the ordinary course of business of Borrower or applicable Subsidiary (including sales of assets in connection with office consolidations consummated in the ordinary course of business); (b) the sale of obsolete assets no longer used in the business of Borrower or applicable Subsidiary; and (c) any conveyance in connection with a merger permitted by Section 9.5.

         SECTION 9.7. Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its capital stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock, or make any distribution of cash, property or assets among the holders of shares of its capital stock; or make any change in its capital structure that could reasonably be expected to have a Material Adverse Effect; provided that any Subsidiary of Borrower may pay cash dividends or make any other cash distribution to Borrower.

         SECTION 9.8. Limitations on Exchange and Issuance of Capital Stock. Issue, sell or otherwise dispose of any class or series of capital stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time, would be: (a) convertible or exchangeable into Debt; or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

         SECTION 9.9. Transactions with Affiliates. Directly or indirectly, (a) make any loan or advance to, or purchase, assume or guarantee any note or other Obligation to or from, any of its officers, partners or other Affiliates, or to or from any member of the immediate family of any of its officers, partners or other Affiliates, or subcontract any operations to any of its Affiliates, or (b) enter into, or be a party to, any transaction with any of its Affiliates.

         SECTION 9.10. Certain Accounting Changes. Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices for the purposes of compliance with the Loan Documents, subject to the provisions of Section 11.10.

         SECTION 9.11. Restrictive Agreements. Enter into any agreement which contains any covenants materially more restrictive than the provisions of Articles VII, VIII and IX hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties.

                                   ARTICLE X

                              DEFAULT AND REMEDIES

         SECTION 10.1. Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

                          (a)     Default in Payment of Principal of Loans.
Borrower shall default in any payment of principal of, or interest on, any Loan or the Note when and as due (whether at maturity, by reason of acceleration or otherwise).

                          (b)     Other Payment Default.  Borrower shall
default in the payment when and as due of any other Obligation and such default shall continue unremedied for five (5) Business Days after its receipt of written notice thereof.

                          (c)     Misrepresentation.  Any representation or
warranty made or deemed to be made by any Credit Party under this Agreement, any Loan Document or Security Document, or any amendment supplement or other modification hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made.

                          (d)     Default in Performance of Certain Covenants.
Any Credit Party shall default in the performance or observance of any covenant or agreement contained in Articles VIII or IX, as applicable, of this Agreement.

                          (e)     Default in Performance of Other Covenants and
Conditions. Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 10.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to Borrower by Lender.

                          (f)     Debt Cross-Default.  Any Credit Party shall
(i) default in the payment of any Debt (other than the Note) the aggregate outstanding amount of which is in excess of $100,000 beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Debt was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Note) the aggregate outstanding amount of which is in excess of $100,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

                          (g)     Change of Control.  (i) Borrower shall cease
to own and control 100% of the issued and outstanding common stock of each Subsidiary free and clear of any Liens or 100% of the voting power of Subsidiary entitled to vote in the election of members of the board of directors of Subsidiary or (ii) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than thirty percent (30%) of the voting power of Borrower entitled to vote in the election of members of the board of directors of Borrower or more than such percentage of the issued and outstanding common stock of Borrower.

                          (h)     Voluntary Bankruptcy Proceeding.  Any Credit
Party shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts; (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

                          (i)     Involuntary Bankruptcy Proceeding.  A case or
other proceeding shall be commenced against any Credit Party in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any such Person or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

                          (j)     Failure of Agreements.  Any material
provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on any Credit Party, or any Credit Party shall so state in writing.

                          (k)     Judgement or Attachment.  Any final judgments
or orders for the payment of money which exceed Two Hundred Fifty Thousand and no/100ths Dollars ($250,000.00) in an amount individually or in the aggregate shall be entered against any Credit Party by any court or warrants or writs of attachment or execution or similar processes shall be issued against any property of the any Credit Party which exceeds Two Hundred Fifty Thousand and no/100ths Dollars ($250,000.00) in value individually or in the aggregate and such judgments, order, warrants or processes as applicable, shall continue undischarged or unstayed for a period of forty-five (45) days.

         SECTION 10.2. Remedies. Upon the occurrence of an Event of Default, with the consent of Lender, Lender may, by notice to Borrower:

                          (a)     Acceleration; Termination of Facilities.
Declare the principal of and interest on the Loans and the Note at the time outstanding, and all other amounts owed to Lender and to Lender under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of Borrower to request borrowings thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable.

                          (b)     Rights of Collection.  Exercise on behalf of
Lender all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

         SECTION 10.3. Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of Lender set forth in this Agreement is not intended to be exhaustive and the exercise by Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between Borrower, Lender or its respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

                                   ARTICLE XI

                                 MISCELLANEOUS

         SECTION 11.1.    Notices.

                          (a)     Method of Communication.  Except as otherwise
provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto: (i) on the date of delivery if delivered by hand or sent by telecopy (which telecopy is contemporaneously transmitted by another method of communication permitted by this Section); (ii) on the next Business Day if sent by recognized overnight courier service; and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to Lender as understood by Lender will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

                          (b)     Addresses for Notices.  Notices to any party
shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.


         If to Borrower:          Medical Manager Corporation
                                  3001 North Rocky Pointe Drive
                                  Suite 100
                                  Tampa, Florida  33607
                                  Attention:  Mr. Lee A. Robbins
                                  Telephone No. 813-287-2990
                                  Telecopy No. 813-289-6420

         With a copy to:          Rick Karl, Esquire
                                  Medical Manager Research/Development
                                  15151 NW 99th Street
                                  Alachua, FL 32615
                                  Telephone No. 904-462-2148
                                  Telecopy No. 904-418-1486


         If to Lender:            Barnett Bank, N.A.
                                  101 E. Kennedy Blvd.
                                  Tampa, Florida  33602

                                  Attention:  Kimberly A. Bruce
                                  Telephone No. 813-225-8136
                                  Telecopy No. 813-225-8752

         With a copy to:          ANNIS, MITCHELL, COCKEY,
                                  EDWARDS & ROEHN, P.A.
                                  One Tampa City Center, Suite 2100
                                  Tampa, Florida 33602
                                  Attention:  Steven M. Samaha, Esquire
                                  Telephone No. (813) 229-3321
                                  Fax No. (813) 223-9067


                          (c)     Lender's Office.  Lender hereby designates
its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to Borrower, as Lender's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

         SECTION 11.2. Expenses; Indemnity. Borrower will pay all reasonable out-of-pocket expenses of Lender in connection with: (a) the preparation, execution and delivery of this Agreement or any of the other Loan Documents, and the administration, interpretation or amendment of any Loan Document, including fees and disbursements of counsel for Lender, search fees, recording fees, and taxes imposed in connection therewith and (b) upon the occurrence and continuance of an Event of Default, consulting with one or more Persons, including appraisers, accountants and attorneys, concerning or related to the nature, scope or value of any right or remedy of Lender hereunder or under any of the other Loan Documents or any factual matters in connection therewith, which expenses shall include the reasonable fees and disbursements of such Persons, and (c) prosecuting or defending any claim in any way arising out of, related to, connected with, or enforcing any provision of, this Agreement or any of the other Loan Documents, which expenses shall include the fees and disbursements of counsel and of experts and other consultants retained by Lender. Borrower shall defend, indemnify and hold harmless Lender, and its respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Agreement, any of the other Loan Documents or the Loans, including without limitation reasonable attorney's and consultant's fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

         SECTION 11.3. Stamp and Other Taxes. Borrower will pay any and all stamp, registration, recordation and similar taxes, fees or






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

charges and shall indemnify Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges which may be payable or determined to be payable in connection with the execution, delivery, performance or enforcement of this Agreement and any of the other Loan Documents or the perfection of any rights thereunder.

         SECTION 11.4. Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, Lender is hereby authorized by Borrower at any time or from time to time, without prior notice to Borrower or to any other Person, any such prior notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit), whether matured or unmatured and any other indebtedness at any time held or owing by Lender to or for the credit or the account of Borrower against and on account of the Obligations irrespective of whether or not (a) Lender shall have made any demand under this Agreement or any of the other Loan Documents or (b) Lender shall have declared any or all of the Obligations to be due and payable as permitted by Section 10.2 and although such Obligations shall be contingent or unmatured.

         SECTION 11.5. Governing Law. This Agreement, the Note and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of Florida, without reference to the conflicts or choice of law principles thereof.

         SECTION 11.6. Consent to Jurisdiction. Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Hillsborough County, Florida, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Note and the other Loan Documents, any rights or Obligations hereunder or thereunder, or the performance of such rights and Obligations. Nothing in this Section 11.6 shall affect the right of Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of Lender to bring any action or proceeding against Borrower or its properties in the courts of any other jurisdictions.

         SECTION 11.7. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, LENDER AND BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

         SECTION 11.8. Reversal of Payments. To the extent Borrower makes a payment or payments to Lender or Lender receives any payment or proceeds of any collateral security for Borrower's benefit which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by Lender.

         SECTION 11.9.    Injunctive Relief; Consequential Damages.

                          (a)      Borrower recognizes that, in the event
Borrower fails to perform, observe or discharge any of their respective Obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to Lender. Therefore, Borrower agrees that Lender, at Lender's option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

                          (b)     Lender and Borrower (on behalf of itself and
its Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

         SECTION 11.10. Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by Borrower or any Subsidiary thereof to determine whether it is in compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by Lender to the contrary agreed to by Borrower, be performed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by Borrower's Certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date Borrower and Lender shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

         SECTION 11.11.   Successors and Assigns; Participations.

                          (a)     Benefit of Agreement.  This Agreement shall
be binding upon and inure to the benefit of Borrower and Lender, all future holders of the Note, and their respective successors and assigns, except that Borrower shall not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Lender.

                          (b)     Participations.  Lender may sell
participations to one or more banks or other entities in all or a portion of its rights and Obligations under this Agreement provided that:

                                  (i)      each such participation shall be in
an amount not less than $5,000,000 unless such participation is to an Affiliate in which case no minimum amount shall be required;

                                  (ii)     Lender's Obligations under this
Agreement (including, without limitation, its Commitment) shall remain unchanged;

                                  (iii)  Lender shall remain the holder of the
Note for all purposes of this Agreement;

                                  (iv)     Lender shall not permit such
participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan, extend the term or increase the amount of the Commitment, reduce the amount of any fees to which such participant is entitled, extend any scheduled payment date for principal of any Loan or, except as expressly contemplated hereby or thereby, release substantially all of any collateral securing the Obligations; and

                                  (v) any such disposition shall not, without
the consent of Borrower, require Borrower to file a registration statement with the Securities and Exchange Commission to apply to qualify the Loans or the Note under the blue sky law of any state.

                          (c)     Disclosure of Information; Confidentiality.
Lender shall hold all non-public information with respect to Borrower obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information. Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 11.11, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to Borrower furnished to Lender by or on behalf of Borrower; provided, that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall agree with Lender to preserve the





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

confidentiality of any confidential information relating to Borrower received from Lender.

                          (d)     Certain Pledges or Assignments.  Nothing
herein shall prohibit Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with Applicable Law.

         SECTION 11.12. Amendments, Waivers and Consents. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by Lender, and any consent given by Lender, if, but only if, such amendment, waiver or consent is in writing signed by Lender and Borrower.

         SECTION 11.13. Performance of Duties. The Credit Parties' Obligations under this Agreement and each of the Loan Documents shall be performed by the Credit Parties at their sole cost and expense.

         SECTION 11.14. All Powers Coupled with Interest. All powers of attorney and other authorizations granted to Lender and any Persons designated by Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facility has not been terminated.

         SECTION 11.15. Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which Lender is entitled under the provisions of this Article XI and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect Lender against events arising after such termination as well as before.

         SECTION 11.16. Titles and Captions. Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

         SECTION 11.17. Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 11.18. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

         SECTION 11.19.   Term of Agreement; Independent Effect.

                          (a)     This Agreement shall remain in effect from
the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and Obligations of the parties hereto arising prior to such termination.

                          (b)     The Credit Parties expressly acknowledge and
agree that each covenant contained in Articles VII, VIII and IX hereof shall be given independent effect. Accordingly, no Credit Party shall engage in any transaction or other act otherwise permitted under any covenant contained in any such Article if, before or after giving effect thereto, such Credit Party shall or would be in breach of any other covenant contained in any such Article.

         IN WITNESS WHEREOF, Lender and Borrower have caused this Agreement to be duly executed and delivered effective as of the day and year first above written.

Witnesses:                                 MEDICAL MANAGER CORPORATION,
                                           a Delaware corporation

     /s/ F. B. Karl                        By:    /s/ Lee A. Robbins
----------------------------------            ---------------------------------
Print Name: Frederick B. Karl, Jr.            Lee A. Robbins
                                              Chief Financial Officer
    /s/ Adrianne J. Maxey
----------------------------------
Print Name: Adrianne J. Maxey                       "BORROWER"




Witnesses:                                 BARNETT BANK, N.A.,
                                           a national banking association


    /s/ F. B. Karl                         By:   /s/ Kimberly A. Bruce
----------------------------------            ---------------------------------
Print Name: Frederick B. Karl, Jr.            Kimberly A. Bruce
                                              Vice President

    /s/ Adrianne J. Maxey                               "LENDER"
----------------------------------
Print Name: Adrianne J. Maxey



STATE OF GEORGIA
COUNTY OF CLAYTON

         The foregoing instrument was acknowledged before me this 14th day of January, 1998, by Lee A. Robbins, as Chief Executive Officer



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


of Medical Manager Corporation, a Delaware corporation, on behalf of the corporation. He is personally known to me or has produced a driver's license as identification.

                                                      /s/ Adrianne J. Maxey
                                               ---------------------------------
                                               NOTARY PUBLIC
                                               Name: Adrianne J. Maxey
                                               Serial #:____________________
                                               My Commission Expires:

                                         Notary Public, Gwinnett County, Georgia
                                         My Commission Expires September 2, 2001

STATE OF GEORGIA
COUNTY OF CLAYTON


         The foregoing instrument was acknowledged before me this 14th day of January, 1998, by Kimberly A. Bruce, as Vice President of Barnett Bank, N.A., a national banking association. She is personally known to me or has produced a driver's license as identification.

                                                      /s/ Adrianne J. Maxey
                                               ---------------------------------
                                               NOTARY PUBLIC
                                               Name: Adrianne J. Maxey
                                               Serial #:____________________
                                               My Commission Expires:

                                         Notary Public, Gwinnett County, Georgia
                                         My Commission Expires September 2, 2001






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